Exhibit 99.2

Chart E&C to Design and Fabricate World Scale Nitrogen Rejection Unit

Cleveland, Ohio – February 24, 2011 - Chart Industries, Inc. (Nasdaq: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today announced that its wholly-owned subsidiary, Chart Energy & Chemicals, Inc. (“Chart E&C”), has been awarded a contract to provide the process design and proprietary equipment for a world scale Nitrogen Rejection facility with integrated Natural Gas Liquids (NGL) recovery to be constructed in the State of Qatar. The contract amount for the process design and supply of the cold boxes, brazed aluminium heat exchangers and associated equipment exceeds $90 million.

“This significant award signals the return of large project work to Chart E&C and is an excellent opportunity for us to demonstrate our worldwide expertise and capabilities in cryogenic gas processing,” said Sam Thomas, Chairman, CEO and President of Chart Industries.

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning business plans, objectives, market trends, future revenue, performance, and other information that is not historical in nature. These statements are made based on Chart management’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as cyclicality of product markets, a delay or reduction in customer purchases, competition, the negative impacts of the recent global economic and financial crisis, fluctuations in energy prices or changes in government energy policy, the management of fixed-price contract exposure, the modification or cancellation of customer contracts, and economic, political, business and market risks associated with international transactions. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the U.S. Securities and Exchange Commission, including Item 1A - Risk Factors, of Chart’s most recent Annual Report on Form 10-K.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

Contact:

Michael F. Biehl	or	Kenneth J. Webster

Executive Vice President,		Vice President, Chief Accounting Officer and

Chief Financial Officer and Treasurer		Controller

216-626-1216		216-626-1216

michael.biehl@chart-ind.com		ken.webster@chart-ind.com